Exhibit 99.1
Tilly's, Inc. Announces Record Quarterly Net Sales and Earnings
Introduces Fiscal 2021 Third Quarter Outlook

Irvine, CA – September 2, 2021 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced record-setting financial results for the second quarter and first half of fiscal 2021 ended July 31, 2021.
"Fiscal 2021 has been a record-setting year for us so far. Our second quarter results included a record level of net sales and earnings per share for any quarter, and our first half earnings per share exceeded the results of any full fiscal year, since we became a public company in 2012," commented Ed Thomas, President and Chief Executive Officer. "The back-to-school season is off to a strong start with double-digit percentage increases in comparable net sales in both physical stores and e-commerce compared to both last year and 2019. Despite ongoing concerns about the current resurgence of COVID-19 cases across the country, supply chain disruptions, labor challenges, and increasing costs generally, we remain cautiously optimistic about our business prospects for the second half of fiscal 2021."

Fiscal 2021 Second Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the second quarter of fiscal 2021 versus the second quarter of fiscal 2020 ended August 1, 2020:
•Total net sales were $202.0 million, a record for any quarter in the Company's history, and an increase of $66.1 million or 48.7%, compared to $135.8 million last year.
◦Net sales from physical stores were $164.6 million, an increase of $80.8 million or 96.3%, compared to $83.9 million last year, primarily due to a strong product offering and the impact of the various periods of government-mandated store closures during last year's second quarter which resulted in only 65% of total store operating days being available during that period last year. Net sales from stores represented 81.5% of total net sales compared to 61.7% of total net sales last year. The Company ended the second quarter with 244 total stores compared to 238 total stores at the end of the second quarter last year (33 of which were closed to the public at that time). During the second quarter of fiscal 2021, the Company opened six new stores.
◦Net sales from e-commerce were $37.3 million, a decrease of $(14.7) million or (28.2)%, compared to $52.0 million last year, primarily due to the anniversary of last year's triple-digit e-commerce net sales growth during May and June during the period of significant government-mandated store closures. E-commerce net sales represented 18.5% of total net sales compared to 38.3% of total net sales last year.
◦Total comparable net sales for the second quarter of fiscal 2021 compared to the second quarter of fiscal 2019 increased by 18.3%. Comparable net sales from physical stores increased by 11.0%, with increases across all geographic markets, and e-commerce net sales increased by 63.4%. In the second quarter of fiscal 2019, total net sales from physical stores represented 85.9% of total net sales while net sales from e-commerce represented 14.1% of total net sales.
•Gross profit was $74.7 million, or 37.0% of net sales, compared to $41.7 million, or 30.7% of net sales, last year. Buying, distribution and occupancy costs improved by 800 basis points collectively, despite increasing by $1.7 million in total, due to leveraging these costs against higher net sales. Product margins decreased 170 basis points as a percentage of net sales due to the anniversary of last year's strong full-price selling upon the initial reopening of stores relative to certain inventory valuation reserves taken on idle store inventory at the end of the first quarter last year when all stores were closed. Compared to fiscal 2019’s second quarter, product margins improved by 190 basis points primarily due to reduced markdowns.

•Selling, general and administrative expenses ("SG&A") were $48.3 million, or 23.9% of net sales, compared to $34.0 million, or 25.0% of net sales, last year. SG&A improved by 110 basis points as a percentage of net sales, despite increasing by $14.3 million, due to leveraging these costs over higher net sales compared to last year. Primary causes of the SG&A dollar increase included store payroll and related benefits of $10.2 million, primarily due to operating all stores for the entirety of the quarter and serving significantly higher net sales, and corporate bonus accruals of $2.7 million associated with strong operating performance thus far in fiscal 2021.
•Operating income increased to $26.4 million, or 13.1% of net sales, compared to $7.7 million, or 5.7% of net sales, primarily due to the significant increase in net sales.
•Income tax expense was $5.9 million, or 22.5% of pre-tax income, compared to $2.8 million, or 34.3% of pre-tax income, last year. The decrease in the effective income tax rate was primarily due to deferred income tax benefits of $0.9 million derived from employee stock option exercise activity this year and the prior year impact of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), which provided for net operating losses in fiscal 2020 to be carried back to earlier tax years with higher tax rates.
•Net income improved to $20.4 million, or $0.66 per diluted share, which are records for any quarter since the Company became publicly-traded in 2012, compared to $5.3 million, or $0.18 per diluted share, last year. Weighted average shares were 31.1 million this year compared to 29.7 million last year.

Fiscal 2021 First Half Operating Results Overview
The following comparisons refer to the Company's operating results for the first half of fiscal 2021 versus the first half of fiscal 2020 ended August 1, 2020:
•Total net sales were $365.1 million, an increase of $152.0 million or 71.3%, compared to $213.1 million last year.
◦Net sales from physical stores were $292.3 million, an increase of $161.5 million or 123.5%, compared to $130.8 million last year, primarily due to the various periods of government-mandated store closures during the first half of last year as a result of the COVID-19 pandemic. Net sales from stores represented 80.1% of total net sales compared to 61.4% of total net sales last year.
◦Net sales from e-commerce were $72.8 million, a decrease of $(9.5) million or (11.6)%, compared to $82.3 million last year, primarily due to the anniversary of last year's substantial increase in e-commerce net sales during the period of government-mandated store closures. E-commerce net sales represented 19.9% of total net sales compared to 38.6% of total net sales last year.
◦Total comparable net sales for the first half of fiscal 2021 compared to the first half of fiscal 2019 increased 19.9% with comparable net sales from physical stores up 11.3% and e-commerce net sales up 71.2%. In the first half of fiscal 2019, total net sales from physical stores represented 85.5% of total net sales while net sales from e-commerce represented 14.5% of total net sales.
•Gross profit was $129.6 million, or 35.5% of net sales, compared to $43.3 million, or 20.3% of net sales, last year. Buying, distribution and occupancy costs improved by 1300 basis points collectively, despite increasing by $3.2 million in total, due to leveraging these costs against higher net sales. Product margins improved by 220 basis points primarily due to reduced markdowns.
•SG&A was $88.3 million, or 24.2% of net sales, compared to $64.0 million, or 30.0% of net sales, last year. The 580 basis point improvement in SG&A as a percentage of net sales was primarily due to leveraging these expenses against higher net sales as a result of all stores being in operation for the entirety of the first half in the current year. Of the $24.3 million increase in SG&A, $16.4 million was attributable to store payroll and related benefits due to operating all stores for the entirety of the current year and serving significantly higher net sales, $4.2 million was attributable to corporate bonus accruals associated with strong operating performance thus far in fiscal 2021, and $2.2 million was attributable to increased corporate payroll and related benefits due to being more fully staffed this year compared to significant furloughs and temporary management pay reductions during last year’s store shutdown period.
•Operating income increased to $41.3 million, or 11.3% of net sales, compared to an operating loss of $(20.7) million, or (9.7)% of net sales, last year as a result of the combined impact of the factors described above.
•Income tax expense was $9.7 million, or 23.7% of pre-tax income, compared to an income tax benefit of $(7.8) million, or 39.3% of pre-tax loss, last year. The decrease in the effective income tax rate was primarily due to deferred income tax benefits of $1.0 million derived from employee stock option exercise activity this year and the prior year impact of the CARES Act, which provided for net operating losses in fiscal 2020 to be carried back to earlier tax years with higher tax rates.
•Net income for the first half of fiscal 2021 improved to $31.4 million, or $1.02 per diluted share, which exceeds the earnings of any full fiscal year since we became a public company in 2012, compared to a net loss of $(12.1) million, or $(0.41) per share, during the first half of last year. Weighted average diluted shares were 30.8 million this year compared to 29.7 million basic shares last year.

Balance Sheet and Liquidity
As of July 31, 2021, the Company had $148.5 million of cash and marketable securities and no debt outstanding. This compared to $148.9 million at the end of the second quarter last year, which included an aggregate of $37.6 million of borrowed cash and withheld store lease payments. On July 9, 2021, the Company paid aggregate special cash dividends of $30.7 million, or $1.00 per share, to all Class A and Class B common stockholders of record as of June 25, 2021. The Company ended the second quarter with inventories per square foot up 25.6% relative to the end of the second quarter of fiscal 2020 and up 14.3% relative to the end of the second quarter of fiscal 2019 as the Company seeks to support the current momentum of its business. Total capital expenditures for the second quarter were $8.5 million compared to $4.3 million last year, the increase being primarily due to a higher number of new store openings this year.

Fiscal 2021 Third Quarter Business Update and Outlook
Total comparable net sales for fiscal August ended August 28, 2021, increased by 20.4% relative to the comparable period of fiscal 2019 with comparable increases from physical stores of 11.6% and from e-commerce of 81.0%. Based on current and historical trends, and assuming that all of the Company's stores and e-commerce will remain in operation throughout the third quarter, the Company would expect its third quarter net sales to be in the range of approximately $187 million to $193 million and earnings per diluted share to be in the range of $0.30 to $0.34. This outlook range is based on an assumed effective income tax rate of 27% and approximately 31.2 million weighted average diluted shares. The Company expects to have 243 total stores open at the end of the third quarter compared to 238 at the end of last year’s third quarter and 232 at the end of fiscal 2019’s third quarter.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, September 2, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 16, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13722026.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 244 total stores across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on the Company, its operations, or its future financial condition or operating results, the actions taken or to be taken in response to the COVID-19 pandemic, and the impacts thereof on the Company, its operations, or its future financial condition or operating results, expectations regarding future customer traffic and sales activities, the effects of guidance from local, state and federal governments and health organizations on its future business operations, the possibility of repaying withheld store rents, its ability to properly manage inventory levels, and any other statements about its future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on the Company's business and operations, and its ability to respond thereto (including any future surges in the number of cases or new strains or variants related thereto and the effects of the emergence from the COVID-19 pandemic on its business), its ability to respond to changing customer preferences and trends, attract customer traffic at its stores and online, execute its growth and long-term strategies, expand into new markets, continue to grow its e-commerce business, effectively manage its inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of its brand and brand image, general consumer spending patterns and levels, the markets generally, its ability to satisfy its financial obligations, including under its credit facility and its leases, and other factors that are detailed in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in its other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from the Company's website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with the financial statements and notes thereto contained in the Company's Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	July 31, 2021	January 30, 2021	August 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$81,894	$76,184	$132,955
Marketable securities	66,644	64,955	15,939
Receivables	13,143	8,724	13,287
Merchandise inventories	86,853	55,698	68,067
Prepaid expenses and other current assets	7,810	6,595	3,956
Total current assets	256,344	212,156	234,204
Operating lease assets	216,046	229,864	245,004
Property and equipment, net	51,172	52,639	56,805
Other assets	11,601	12,797	8,458
Total assets	$535,163	$507,456	$544,471
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,053	$24,983	$48,710
Accrued expenses	23,898	30,682	19,416
Line of credit	—	—	23,675
Deferred revenue	13,040	13,492	9,443
Accrued compensation and benefits	16,567	9,899	6,891
Current portion of operating lease liabilities	53,022	54,503	64,470
Other	948	632	339
Total current liabilities	166,528	134,191	172,944
Noncurrent operating lease liabilities	196,018	211,292	222,015
Other	1,385	1,351	944
Total liabilities	363,931	346,834	395,903
Stockholders’ equity:
Common stock (Class A)	24	22	22
Common stock (Class B)	7	8	8
Preferred stock	—	—	—
Additional paid-in capital	165,407	155,437	154,386
Retained earnings (Accumulated deficit)	5,782	5,135	(5,849)
Accumulated other comprehensive income	12	20	1
Total stockholders’ equity	171,232	160,622	148,568
Total liabilities and stockholders’ equity	$535,163	$507,456	$544,471

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net sales	$201,952	$135,845	$365,109	$213,134
Cost of goods sold (includes buying, distribution, and occupancy costs)	127,225	94,171	235,543	169,866
Gross profit	74,727	41,674	129,566	43,268
Selling, general and administrative expenses	48,300	33,965	88,265	63,960
Operating income (loss)	26,427	7,709	41,301	(20,692)
Other (expense) income, net	(102)	311	(218)	720
Income (loss) before income taxes	26,325	8,020	41,083	(19,972)
Income tax expense (benefit)	5,927	2,754	9,726	(7,843)
Net income (loss)	$20,398	$5,266	$31,357	$(12,129)
Basic earnings (loss) per share of Class A and Class B common stock	$0.67	$0.18	$1.04	$(0.41)
Diluted earnings (loss) per share of Class A and Class B common stock	$0.66	$0.18	$1.02	$(0.41)
Weighted average basic shares outstanding	30,500	29,694	30,189	29,686
Weighted average diluted shares outstanding	31,113	29,700	30,837	29,686

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020
Cash flows from operating activities
Net income (loss)	$31,357	$(12,129)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,809	9,987
Insurance proceeds from casualty loss	117	—
Stock-based compensation expense	896	1,009
Impairment of long-lived assets	136	903
Loss on disposal of assets	62	64
Gain on sales and maturities of marketable securities	(74)	(677)
Deferred income taxes	1,462	(490)
Changes in operating assets and liabilities:
Receivables	(2,997)	(5,802)
Merchandise inventories	(31,272)	(11,166)
Prepaid expenses and other current assets	(1,483)	2,107
Accounts payable	34,077	28,376
Accrued expenses	(5,859)	701
Accrued compensation and benefits	6,668	(299)
Operating lease liabilities	(3,481)	8,802
Deferred revenue	(452)	(2,318)
Other liabilities	(524)	(225)
Net cash provided by operating activities	37,442	18,843
Cash flows from investing activities
Purchases of property and equipment	(8,511)	(4,250)
Proceeds from sale of property and equipment	10	—
Insurance proceeds from casualty loss	29	—
Purchases of marketable securities	(66,625)	(15,968)
Proceeds from marketable securities	65,000	70,195
Net cash (used in) provided by investing activities	(10,097)	49,977
Cash flows from financing activities
Proceeds from line of credit	—	23,675
Dividends paid	(30,710)	(29,677)
Proceeds from exercise of stock options	9,075	—
Net cash used in financing activities	(21,635)	(6,002)
Change in cash and cash equivalents	5,710	62,818
Cash and cash equivalents, beginning of period	76,184	70,137
Cash and cash equivalents, end of period	$81,894	$132,955

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2020 Q1	240	—	1	239	1,768
2020 Q2	239	—	1	238	1,760
2020 Q3	238	1	1	238	1,753
2020 Q4	238	1	1	238	1,751
2021 Q1	238	2	2	238	1,753
2021 Q2	238	6	—	244	1,788
Note: The store counts noted above do not reflect the impact of stores temporarily closed as a result of the COVID-19 pandemic.

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com